EXHIBIT 1.1

AMENDMENT NO. 2

Amendment No. 2 dated as of November 13, 2017 (this “Amendment No. 2”) to that certain revolving credit agreement (as amended or supplemented prior to the date hereof, including pursuant to the Waiver and Amendment No. 1 dated as of August 22, 2017, and as further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) dated as of May 26, 2017, by and among RUBY TUESDAY, INC., a Georgia corporation (the “Borrower”), the Guarantors (defined therein), the several banks and other financial institutions from time to time party thereto as “Lenders” (the “Lenders”) and UBS AG, STAMFORD BRANCH, in its capacity as administrative agent for the Lenders (the “Administrative Agent”) and as Issuing Bank. Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Credit Agreement.

WHEREAS, pursuant to Section 11.2(b) of the Credit Agreement, the Borrower and the Required Lenders may enter into written agreements to amend specified provisions of the Credit Agreement;

WHEREAS, the Borrower has requested that the Required Lenders agree to certain amendments to the Credit Agreement pursuant to Section 11.2(b) thereof; and

WHEREAS, upon and subject to the conditions herein set forth, the Required Lenders agree to the Amendments set forth in Section 1 hereof.

NOW THEREFORE, the parties hereto agree as follows:

1.	The Borrower requests and the Required Lenders hereby agree that the Credit Agreement is, effective as of the Second Amendment Effective Date (as defined below), but with retroactive effect as if such amendments had been made on, and had been in effect from and after, the Closing Date, hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the Credit Agreement pages attached as Exhibit A hereto (the “Amendments”).

2.	The Borrower hereby represents and warrants as follows: (i) the Borrower has taken all necessary action to authorize the execution, delivery and performance of this Amendment No. 2; (ii) this Amendment No. 2 has been duly executed and delivered by the Borrower and constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, except as such enforceability may be subject to (A) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (B) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity); (iii) no consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by the Borrower of this Amendment No. 2, (iv) the representations and warranties set forth in the Loan

Documents are true and correct in all material respects as of the date hereof with the same effect as if made on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct as of such earlier date and (v) after giving effect to this Amendment No. 2, no Default or an Event of Default has occurred and is continuing.

3.	The Amendment No. 2 shall become effective (the “Second Amendment Effective Date”) as set forth in Section 1 hereof when the Administrative Agent shall have received duly executed counterparts of this Amendment No. 2 from each of the Borrower and the Required Lenders.

4.	The Borrower hereby agrees to pay all of the Administrative Agent’s reasonable and documented third-party costs and expenses (including expenses of its counsel, Cahill Gordon & Reindel LLP) in connection with this Amendment No. 2.

5.	On and after the Second Amendment Effective Date, with effect as set forth in Section 1 hereof, any reference to the Credit Agreement contained in any document, instrument or agreement executed in connection with the Credit Agreement shall be deemed to be a reference to the Credit Agreement as modified by this Amendment No. 2.

6.	Except as expressly modified by this Amendment No. 2, the Credit Agreement, and the obligations of the Loan Parties thereunder and under the other Loan Documents, are hereby ratified and confirmed and shall remain in full force and effect according to their terms. No waiver, amendment, modification of or consent to any provision of any Loan Document is being granted by the Required Lenders or any other Lender pursuant to this Amendment No. 2 other than as expressly set forth in Section 1 above. The terms and provisions set forth in this Amendment No. 2 shall modify and supersede all inconsistent terms and provisions of the Credit Agreement and each other Loan Document.

7.	This Amendment No. 2 shall constitute a Loan Document.

8.	The provisions of Sections 11.3 (Expenses; Indemnification), 11.5 (Governing Law; Jurisdiction; Consent to Service of Process), 11.8 (Counterparts; Integration), 11.10 (Severability) and 11.11 (Confidentiality) of the Credit Agreement shall apply with like effect as to this Amendment No. 2.

[Signature Pages Follow]

The parties below set their hands hereunto, intending to be bound by the terms of this Amendment No. 2.

RUBY TUESDAY, INC., as Borrower

By:	/s/ Rhonda Parish
	Name:	Rhonda Parish
	Title:	Authorized Agent

[Signature Page to Amendment No. 2]

UBS AG, STAMFORD BRANCH, constituting the Required Lenders and as Administrative Agent

By:	/s/ Darlene Arias
	Name:	Darlene Arias
	Title:	Director

By:	/s/ Craig Pearson
	Name:	Craig Pearson
	Title:	Associate Director

[Signature Page to Amendment No. 2]

EXHIBIT A

Amendments to the Credit Agreement

[See attached]

A-1

capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposits in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” means (a) each Material Domestic Subsidiary identified as a “Guarantor” on the signature pages hereto, (b) any Subsidiary that joins as a Guarantor pursuant to Section 6.10, 6.11 or 6.12, (c) with respect to (i) Obligations under any Hedging Agreement entered into with any Hedging Bank, (ii) Obligations under any Treasury Management Agreement entered into with a Treasury Management Bank, (iii) any Swap Obligation of a Specified Loan Party (determined before giving effect to Sections 3.1 and 3.8) under the Guaranty, the Borrower and (d) their respective successors and permitted assigns.

“Guaranty” means the Guaranty made by the Guarantors in favor of the Administrative Agent, the Lenders and the other holders of the Obligations pursuant to Article III.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity agreements and other similar agreements or arrangements designed to protect against fluctuations in interest rates, currency values or commodity values, in each case to which any Borrower or any Subsidiary is a party.

“Hedging Bank” means (a) any Person that is the Administrative Agent or a Lender or an Affiliate of the Administrative Agent or a Lender at the time that it becomes a party to a Hedging Agreement with any Loan Party and (b) the Administrative Agent or any Lender or Affiliate of the Administrative Agent or a Lender that is party to a Hedging Agreement with any Loan Party in existence on the Closing Date, in each case to the extent permitted by Section 8.8.

“Historical Audited Financial Statements” means the annual audited consolidated balance sheets of the Borrower and its Subsidiaries and the related consolidated statements of operations, stockholders’ equity and cash flows (together with all footnotes thereto) of the Borrower and its Subsidiaries as of and for each of the fiscal years ended May 31, 2016, June 2, 2015 and June 3, 2014.

“Historical Unaudited Financial Statements” means the unaudited consolidated balance sheets of the Borrower and its Subsidiaries and the related consolidated statements of operations, stockholders’ equity and cash flows (together with all footnotes thereto) of the Borrower and its Subsidiaries as of and for each of the Fiscal Quarters ended August 30, 2016, November 29, 2016 and February 28, 2017.

“Indebtedness” of any Person means, without duplication (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business (including any purchasing card program or commercial credit card service, or facilities or relating to the establishment or maintenance of depository relations with banks or cash management services); provided, that for purposes of Section 9.1(f), trade payables overdue by more than 120 days shall be included in this definition except to the extent that any of such trade payables are being disputed in good faith and by appropriate measures), (iv) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) all Capital Lease Obligations of such Person, (vi) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (vii) all Guarantees of such Person of the type of Indebtedness described in clauses (i)

through (vi) above, (viii) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (ix) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any capital stock of such Person, (x) Off-Balance Sheet Liabilities and (xi) all obligations under Hedging Agreements. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor.

ARTICLE VII
NEGATIVE COVENANTS

The Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or the principal of or interest on any Loan remains unpaid or any fee or any LC Disbursement remains unpaid or any Letter of Credit or any other Obligation (other than (x) Hedging Agreements entered into with a Hedging Bank, (y) Treasury Management Agreements entered into with Treasury Management Banks or (z) contingent indemnification obligations or contingent expense reimbursement, indemnification, yield protection or tax gross-up obligations, in each case for which no claim has been made) remains outstanding:

Negative Pledge.The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired, except:

i)    Permitted Encumbrances;

ii)   any Liens on any property or assets of the Borrower or any Subsidiary existing on the Closing Date and set forth on Schedule 8.1; provided that such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary;

iii)  Liens securing Indebtedness permitted under Section 8.12(d); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (ii) the Indebtedness secured thereby does not exceed the cost of the property being acquired on the date of acquisition and (iii) such Liens attach to such property concurrently with or within ninety days after the acquisition thereof;

iv)  Liens securing Indebtedness permitted by Section 8.12(e) assumed by the Borrower or any Subsidiary in connection with a Permitted Acquisition; provided that such Lien shall only apply to such property acquired pursuant to such Permitted Acquisition.

v)   extensions, renewals, or replacements of any Lien referred to in paragraphs (a) and (b) of this Section; provided, however, that the principal amount of the Indebtedness secured thereby is not increased and that any such extension, renewal or replacement is limited to the assets originally encumbered thereby;

vi)   any Liens on Cash Collateral in favor of the Administrative Agent as contemplated by the terms hereof;

vii)  Liens in favor of the Administrative Agent to secure the Obligations; ~~and~~

viii) any Liens on cash or cash equivalents securing obligations in an aggregate amount not to exceed $3,000,000 under any purchasing card program or commercial credit card service or facility~~.~~; and

ix) Liens on (including rights of set-off with respect to) deposit accounts and related assets relating to the establishment or maintenance of depository relations with banks or ordinary course cash management services.

Fundamental Changes.Except as permitted in Section 8.5, the Borrower will not, and will not permit any Subsidiary to, merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all